EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 31, 2007 by and between Quest Group International, Inc., a Nevada corporation, with its principal office at 11845 West Olympic Boulevard, No. 1125W, Los Angeles, California 90064 (the “Company”), and Harin Padma-Nathan (“Executive,” together with the Company, the “Parties”), with reference to the following facts:

WHEREAS, Executive has experience and expertise applicable to employment with the Company to perform as the Chief Executive Officer of the Company, the Company has agreed to employ Executive and Executive has agreed to enter into such employment, on the terms set forth in this Agreement.

WHEREAS, Executive acknowledges that this Agreement is necessary for the protection of the Company’s investment in its business, good will, products, patents, inventions, intellectual property, methods of operation, information, and relationships with its customers and other employees.

WHEREAS, the Company desires to employ the Executive, and Executive desires to be employed by the Company pursuant to the terms hereof.

NOW, THEREFORE, the Company and Executive desire to set forth in this Agreement the terms and conditions of the Executive's employment with the Company.

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1  Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, to serve as Chief Executive Officer of the Company, commencing May 31, 2007 (the “Commencement Date”) and, subject to Section 4.2.1, ending five years thereafter (the foregoing period and the same as may be extended pursuant to Section 4.2 of this Agreement, hereinafter, the“Term”).

1.2  Duties. Executive shall report to the Chairman of the Board of Directors of the Company (the “Board”), and will have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such other powers and duties as may be prescribed from time to time by the Board.

1.3  Standard of Performance. Executive agrees that he will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties will be performed at such place or places as the interests, needs, business and opportunities of the Company will require or render advisable.

1.4  Duty of Loyalty. During his employment with the Company, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

(a)  make and manage personal business investments of Executive’s choice without consulting the Board; and

(b)  serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board.

1.5  Covenants of Executive

1.5.1  Reports. Executive shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.5.2  Rules and Regulations. Executive shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder and shall endeavor to improve his ability and knowledge of the Company’s business in an effort to increase the value of his services for the mutual benefit of the Company and the Executive.

1.5.3  Opportunities. Executive shall make all business opportunities of which he becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to himself individually.

ARTICLE II

COMPENSATION

2.1  Base Salary. During the Term, for all services rendered by Executive hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary of $200,000 per year commencing the Commencement Date (the “Base Salary”), payable in accordance with the normal payroll practices of the Company. The Base Salary shall increase on November 30, 2007 by an amount to be determined by the Company and the Executive. The Base Salary shall thereafter increase on May 31 of each year during the Term, the amount of such increase to be determined in the Company’s sole discretion, but by no less than 5% per year.

2.2  Performance and Review. Executive’s performance will be reviewed on no less than an annual basis.

2.3  Discretionary Bonus. Executive is eligible to receive an annual bonus during his employment as determined by either the Board or a compensation committee appointed by the Board (the “Compensation Committee”). This bonus will be based on the following two factors, each of which shall be given equal weight in determining the bonus amount Executive will receive that year:

(a)  The Company’s performance, based on the performance criteria established by either the Board or the Compensation Committee in its sole discretion; and

(b)  The Executive’s job performance, based on the performance criteria established by mutual agreement of Executive and the Chairman of the Board, subject to review and approval by either the Board or the Compensation Committee.

2.4  Fringe Benefits. Executive and Executive’s family will be provided with group dental insurance through the Company’s plans. Dental benefits will commence on the first day of the month following the Commencement Date. In the event that no benefit plans are in place at that time, the Company will reimburse Executive for COBRA coverage until such time as Executive is covered under the Company’s group medical and dental plans. For purposes of this Section 2.4, family shall include Executive’ spouse and dependents under the age of 24 living in the same household as Executive.

2.5  Vacation and Sick Days. Executive shall be entitled to four (4) workweeks of paid time off (“PTO”) per year commencing with the Commencement Date, provided, however, that Executive’s accrued and unused PTO shall not exceed a total of five workweeks. This PTO will be in addition to normal Company holidays, which will be determined at the discretion of the Company from time to time. Thereafter, Executive will not continue to accrue PTO benefits until he has used enough PTO time to fall below this maximum amount. Any accrued but unused PTO will be paid to Executive, on a pro rata basis, at the time that his employment is terminated. In addition to PTO, the Executive will be entitled to normal Company holidays.

2.6  Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to Section 2 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

2.7  Stock Compensation. Upon the adoption of a Stock Compensation Plan by the Board, the Company shall make an initial grant to Executive of an option to buy up to 3,474,000 shares of the Company’s common stock, par value $.001 per share (the “Option Shares”), at an exercise price of $1.00 on the terms and conditions of the Stock Compensation Plan. The Option Shares shall vest in equal installments every 90 days from the date of this Agreement for each year during the Term until all options have been fully vested. For purposes of this Section 2.7, a year shall be a 360-day period.

ARTICLE III

BUSINESS EXPENSES

3.1  Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his/her duties on behalf of the Company consistent with the Company’s policies and procedures, including prior approval requirements and submission of appropriate supporting documentation. Such business expenses shall include travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Executive which the Company determines are reasonably necessary for the proper discharge of Executive’s duties under this Agreement and for which Executive submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.

3.1.1  Executive shall be entitled to “economy” class air travel accommodations and proper hotel accommodations not to exceed a “4 star” rating. Executive shall be entitled to “business” class air travel accommodations for flights that exceed 5 hours of continuous air travel.

3.1.2  Prior to incurring any business expense that exceeds Ten Thousand Dollars (US$10,000), Executive shall first seek written consent of the Chairman of the Board.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1  Termination

4.1.1  Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

(a)  upon the death of Executive (“Death”);

(b)  upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability or illness which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 60 consecutive days or 180 days in any 12-month period (“Disability”);

(c)  upon delivery to the Company of written notice of termination by the Executive for Good Reason; or

(d)  upon delivery to Executive of written notice of termination by the Company for Cause.

4.2  Unless either (a) this Agreement has been terminated prior to the expiration of the Term, or (b) one party notifies the other party at least 60 calendar days prior to the end of the Term (including the original Term or as the same may have been previously extended) that such party does not wish such Term to be extended or further extended, this Agreement shall be automatically extended upon the terms and conditions hereof for an additional year at the conclusion of the original or extended Term.

4.2.1  Notwithstanding the foregoing Sections 4.1 and 4.2, either party to this Agreement may terminate this Agreement prior to the expiration of the Term if the terminating party notifies the other party at least 60 calendar days prior to the end of any twelve month period ending May 31 (the “Year”).

4.3  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.3.1  “Cause” shall mean, in the context of a basis for termination of Executive’s employment with the Company, that:

(a)  Executive has committed an act of actual fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties under this Agreement;

(b)  Executive is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved;

(c)  Executive’s willful misconduct in the performance of Executive’s duties hereunder;

(d)  Executive’s gross negligence in the performance of his duties hereunder or willful and repeated failure or refusal to perform such duties as may be delegated to Executive by the Company commensurate with his position; or

(e)  Executive is in material breach of any provision of this Agreement, or willfully fails to or refuses to comply with the lawful directives of the Chairman of the Board or the Board in the performance of his duties under this Agreement (other than a failure caused by temporary disability).

4.3.2  “Good Reason” giving rise to Executive’s right to terminate this Agreement means if Executive claims that the Company has materially breached this Agreement, Executive shall have first provided written notice to the Company of any such claimed material breach with exact details of the claimed material breach and the Company shall have had thirty (30) days from the date of receipt of such written notice to cure any such breach; if curable, and in the event the Company does so cure such breach within said thirty (30) days, such claimed breach shall not constitute good reason or a breach of this Agreement.

4.4  Effect of Termination

4.4.1   Executive acknowledges that in the event of termination of his employment for any reason listed under Sections 4.1 and 4.2, Executive shall not be entitled to any severance or other compensation from the Company. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Executive shall not be entitled to any benefits under any such plan or policy.

4.4.2  Subject to Section 4.4.1, in the event Executive is terminated without Cause, the Company shall continue to pay to Executive the compensation provided for under Section 2.1 for the remainder of the Year of such termination.

ARTICLE V

CONFIDENTIAL INFORMATION; NON-SOLICITATION; INTELLCTUAL PROPERTIES

5.1  Trade Secrets of the Company. Executive, during the Term, will develop, have access to and become acquainted with various trade secrets which are owned by the Company and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Executive will not disclose such trade secrets, directly or indirectly, or use them in any way, either during the Term or at any time thereafter, except as required in the course of his employment by the Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession will remain the exclusive property of such entities, and will not be removed, other than work-related purposes, from the premises where the work of the Company is conducted, except with the prior written authorization by the Company.

5.2  Confidential Data of Customers of the Company. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of the Company and of their affiliates. All such data is confidential and will not be disclosed, directly or indirectly, or used by Executive in any way, either during the Term (except as required in the course of employment by the Company) or at any time thereafter.

5.3  Inevitable Disclosure. After Executive’s employment has terminated for Cause or without Good Reason, Executive will not accept employment with any direct competitor of the Company for a period of one (1) year, where the new employment is likely to result in the inevitable disclosure of the Company’s trade secrets or confidential information, or it would be impossible for Executive to perform his new job without using or disclosing trade secrets or confidential information.

5.4  Limited Exceptions. Notwithstanding the foregoing, no information will be considered trade secret or confidential to the extent it is or becomes publicly available without breach of this Agreement by Executive, is rightfully received by Executive without obligations of confidentiality, or is ordered released or disclosed by court order, lawful process or government authority.

5.5  No Solicitation. Executive agrees that he will not, during the Term and for one (1) year thereafter if terminated without Cause or with Good Reason or for two (2) years thereafter if terminated with for Cause or without Good Reason, encourage or solicit any other employee of the Company to terminate his or her employment for any reason, nor will he assist others to do so.

5.6  Intellectual Properties. The Executive has signed a separate innovation, proprietary information and confidentiality agreement with the Company.

5.7  Continuing Effect. The provisions of this Section 5 will remain in effect after the Termination Date.

ARTICLE VI

MISCELLANEOUS

6.1  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Executive may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

6.2  Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Quest Group International, Inc. 11845 West Olympic Boulevard, No. 1125W Los Angeles, California 90064 Telephone: (310) 247-3840 Facsimile: (310) 247-3844 Attention: Chief Executive Officer

If to Executive:	Harin Padma-Nathan ________________________________ ________________________________ Telephone: (___) _______________________ Facsimile: (___) ________________________

6.3  Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4  Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5  Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

6.6  Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.7  Authority. The Parties each represent and warrant that it/he or she has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8  Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9  Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10  Applicable Law; Choice of Forum. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

6.11  Arbitration.

6.11.1  Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

6.11.2  Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

6.12  This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Executive’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Harin Padma-Nathan Harin Padma-Nathan	Quest Group International, Inc. By: /s/ Kurt Brendlinger Name: Kurt Brendlinger Title: Chairman